EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

AVG Technologies N.V.

Amsterdam, Netherlands

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of AVG Technologies N.V. (the “Company”) of our report dated August 26, 2011, relating to the consolidated financial statements of the Company, appearing in the Prospectus dated February 1, 2012, filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-178992 on Form F-1.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Audit & Assurance B.V.

On behalf of it,

J.A. de Rooij RA

Amstelveen, Netherlands

March 28, 2012